UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFE - HUMAN RESOURCES, INC.

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(Exact name of Registrant as specified in its charter)

Nevada

54-2013455

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(State or other jurisdiction of  incorporation or organization)

   (IRS Employer  Identification No.)

67 Wall Street, 22nd Floor, New York, NY  10005-3198

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(Address of Principal Executive Offices, including Zip Code)

2007-2 Equity Incentive Plan

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(Full title of the plan)

Arthur Viola

67 Wall Street, 22nd Floor, New York, NY  10005-3198

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(Name and address of agent for service)

(212) 859-3466

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(Telephone number, including area code, of agent for service)

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	3,615,250	$0.28	$1,012,270	$31.08

(1)

This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended based on the basis of the maximum offering price per share that such options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Infe-Human Resources, Inc. 2007-2 Equity Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

Item 2.  Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered,  upon the oral or written  request  of  such  person,  a copy  of  any  and  all of the  documents incorporated  by reference (other than  exhibits to such  documents). Requests should be directed to the attention of Arthur Viola at 67 Wall Street, 22nd Floor, New York, NY 10005-3198, telephone (212) 859-3466.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Registrant hereby incorporates by reference into this registration statement the following documents that it has previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2006;

(b) The Registrants Registration Statement on Form SB-2/A filed on August 1, 2006;

(c) The Registrant’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended February 28, 2007, May 31, 2007, August 31, 2007;

(d) The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form SB-2/A filed on August 1, 2006, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Nevada General Corporation Law ("NGCL") provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless (1) such act or omission constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company's Articles of Incorporation provide that the directors and officers will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL. The Company's Bylaws and contractual arrangements with certain of its directors and officers provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law. The Company's Bylaws and these contractual arrangements also require the Company to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Company's Bylaws also permit the Company to purchase and maintain errors and omissions insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Company does not presently maintain any such errors and omissions insurance for the benefit of its directors and officers.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.

   Title

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4.1

2007-2 Equity Incentive Plan

5.1

Legal opinion of Legal & Compliance, LLC

23.1

Consent of Legal & Compliance, LLC

23.2

Consent of Consent of Miller, Ellin

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undertaking concerning indemnification is set forth under the response to Item 6.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated below, on September 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the State of New York, on September 21, 2007.

SIGNATURES

INFE - Human Resources, Inc.

 /s/    Arthur Viola

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       Arthur Viola

Chief Executive Officer, Chief Financial Officer and Sole Director.

Date: September 21, 2007

INDEX TO EXHIBITS

Exhibit No.

Title

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4.1

2007 Equity Incentive Plan

5.1

Legal opinion of Legal & Compliance, LLC

23.1

Consent of Legal & Compliance, LLC

23.2

Consent of Miller, Ellin